FOR IMMEDIATE RELEASE                   Contact- Guy T. Marcus
August 20, 1996                         Vice President-Inv. Rel.
                                        (214) 978-2691

           DAVE GRIBBIN NAMED VICE PRESIDENT FOR GOVERNMENT RELATIONS


     DALLAS, Texas -- Halliburton Company announced today that Dave Gribbin has been named Vice President for Government Relations effective September 1, 1996.

     Mr. Gribbin, 56, brings a broad range of government experience to Halliburton. From 1979 to 1986, he was Administrative Assistant to Congressman
Dick Cheney. Between 1986 and 1989, he held various assignments in the U.S. House of Representatives, including Executive Director for the Republican Policy Committee and Chief of Staff for the Republican Whip. From 1989 to 1992, Mr. Gribbin served as Assistant Secretary of Defense for Legislative Affairs in the U.S. Department of Defense. For the next three years, Mr. Gribbin was Chief of Staff for Senator Dan Coats (R) of Indiana.

     After a brief sabbatical, teaching a seminar on the U.S. Congress at the Naval Postgraduate School in Monterey, California, Mr. Gribbin was named Executive Director for the Republican Platform Committee. In this capacity, he supervised production of the draft document and managed the process at the recently held Republican National Convention in San Diego.

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     In his new position, Mr. Gribbin -- who replaces retiring George Gleason --
is  responsible  for  managing  all  of   Halliburton's   government   relations
activities.

     Mr. Gribbin holds a B.A. degree from the University of Wyoming and a Master of Divinity from Wesley Theological Seminary. Mr. Gribbin, who resides in Bethesda, Maryland, is married and has two grown children.

     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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